Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-150096, 333-150096-01 to 333-150096-10 and

333-150096-12 to 333-155096-17

DOLLAR GENERAL CORPORATION

SUPPLEMENT NO. 8 TO

MARKET MAKING PROSPECTUS DATED

APRIL 16, 2008

THE DATE OF THIS SUPPLEMENT IS FEBRUARY 25, 2009

On February 25, 2009, Dollar General Corporation filed the attached

Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2009

Dollar General Corporation
(Exact name of registrant as specified in its charter)

Tennessee	001-11421	61-0502302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee		37072
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 855-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01

OTHER EVENTS.

Effective February 25, 2009, Wells Fargo Bank, National Association (the “Prior Trustee”), resigned as Trustee under (1) the Senior Indenture (the “Senior Indenture”), dated July 6, 2007, among Buck Acquisition Corp. (“Buck”), Dollar General Corporation (the “Company”), the guarantors named therein and the Prior Trustee, as supplemented by the First Supplemental Indenture to the Senior Indenture, dated as of September 25, 2007, and by the Second Supplemental Indenture to the Senior Indenture, dated as of December 31, 2007; and (2) the Senior Subordinated Indenture (the “Senior Subordinated Indenture”), dated July 6, 2007, among Buck, the Company, the guarantors named therein and the Prior Trustee, as supplemented by the First Supplemental Indenture to the Senior Subordinated Indenture, dated as of September 25, 2007, and by the Second Supplemental Indenture to the Senior Subordinated Indenture, dated as of December 31, 2007 (the Senior Indenture as supplemented and the Senior Subordinated Indenture as supplemented collectively, the “Indentures”).  The Indentures provided for the issuance of the Company’s 10.625% Senior Notes due 2015 and 11.875%/12.625% Senior Subordinated Toggle Notes due 2017.

The Company entered into an Instrument of Resignation, Appointment and Acceptance (the “Instrument of Resignation”), effective as of February 25, 2009 (the “Effective Date”), with the Prior Trustee and U.S. Bank National Association (the “Successor Trustee”).  The instrument of Resignation provides that, effective as of the Effective Date, (1) the Prior Trustee assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title, interest under the Indentures and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee under the Indentures; (2) the Company accepts the resignation of the Prior Trustee as Trustee under the Indentures and appoints the Successor Trustee as Trustee under the Indentures; and (3) the Successor Trustee accepts its appointment as successor Trustee, and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee, under the Indentures. Nothing contained in the Instrument of Resignation shall in any way affect the Company’s obligations to the Prior Trustee under Section 7.07 of the Indentures or any lien created thereunder.

A copy of the Instrument of Resignation is attached as Exhibit 99.  The foregoing description of the Instrument of Resignation is qualified in its entirety by reference to the full text of the Instrument of Resignation.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

(a)

Financial statements of businesses acquired.  N/A

(b)

Pro forma financial information.  N/A

(c)

Shell company transactions.  N/A

(d)

Exhibits.  See Exhibit Index immediately following the signature page hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2009	DOLLAR GENERAL CORPORATION

	By:	/s/ Susan S. Lanigan
Susan S. Lanigan
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99

Instrument of Resignation, Appointment and Acceptance, effective as of February 25, 2009, by and among Dollar General Corporation, Wells Fargo Bank, National Association, and U.S. Bank National Association.

4